Exhibit 99.1

Investor Contact:	Media Contact:
Mark Bierley	Anne Roman
(734) 477-4105	(734) 477-1392
Borders Group Reports Q4/Full-Year 2008 Results
Operating Cash Flow Improved by $129 Million
Debt Reduced by $218 Million
SG&A Expenses Reduced by $96.5 Million
ANN ARBOR, Mich., March 31, 2009—Borders Group, Inc. (NYSE: BGP) today reported results for the fiscal fourth quarter and full year 2008, ended Jan. 31, 2009. Highlights include:
•	On a full-year basis, cash flow from operations improved by $128.6 million at year-end as SG&A expenses were reduced by $96.5 million and inventory was reduced by $326.8 million.

•	Debt at year-end was reduced by $217.8 million to $336.2 million—a 39.3% reduction.

•	Total consolidated 2008 sales were $3.2 billion, down 8.8% from 2007. For the fourth quarter, total consolidated sales were $1.1 billion, down 12.9% from a year ago.

•	Comparable store sales for the fourth quarter at Borders superstores declined by 15.3% and declined by 4.7% at Waldenbooks Specialty Retail stores. For the full year, same-store sales declined by 10.8% at Borders and declined by 5.1% at Waldenbooks.

•	On an operating basis, the company generated fourth-quarter income from continuing operations of $63.8 million or $1.05 per share compared to income of $74.3 million or $1.26 cents per share for the same period a year ago. On a GAAP basis, including non-operating charges, fourth quarter income from continuing operations was $28.9 million or $0.48 per share compared to income of $67.3 million or $1.14 per share a year ago.
“Our top priority is getting our financial house in order by continuing to reduce expenses, pay down debt and improve cash flow,” said Borders Group Chief Executive Officer Ron Marshall. “We are working with vendors and others to enhance cooperation and are pleased to have the continued support of our largest shareholder with the recently announced extension of our financing agreement with Pershing Square. At the same time, we are focused on driving sales through improved execution and by re-engaging with our customers. Borders is a strong brand with millions of loyal customers. I am confident that by shoring up our financial foundation and reclaiming our position as the bookseller for serious readers, we will ultimately secure a viable future.”
Consolidated Results
All sales and earnings/loss figures reported throughout this news release are on a continuing operations basis unless otherwise noted.
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Borders Group Q4/Full Year 2008—2
Fourth quarter consolidated sales were $1.1 billion, down 12.9% from a year ago. For the full year, consolidated sales were $3.2 billion, an 8.8% decrease from 2007. On an operating basis, Borders Group generated fourth-quarter income of $63.8 million or $1.05 per share compared to income of $74.3 million or $1.26 per share for the same period last year. On a GAAP basis, fourth-quarter income was $28.9 million or $0.48 per share compared to GAAP income of $67.3 million or $1.14 per share a year ago. The fourth quarter GAAP income includes non-operating charges—primarily non-cash—totaling $34.9 million. For the full year, on an operating basis, the company posted a consolidated loss of $16.2 million or $0.27 per share in 2008 compared to a loss of $0.4 million or $0.01 per share in 2007. On a GAAP basis, the full-year loss was $184.7 million or $3.07 per share, compared to a loss of $19.9 million or $0.34 per share in 2007. The GAAP full-year loss includes an after-tax, non-operating charge of $168.5 million, also primarily non-cash.
Excluding non-operating charges, SG&A as a percent of sales improved in the fourth quarter by 1.8% from 20.7% to 18.9% due to the company’s aggressive expense reduction initiatives, which were offset by de-leveraging due to negative sales trends. Expense reduction initiatives helped reduce SG&A dollar expenses by $52.1 million in the quarter. On a GAAP basis, SG&A as a percent of sales decreased in the fourth quarter by 0.3% from 20.6% to 20.3%. For the full year, SG&A as a percent of sales on an operating basis improved by 0.6% from 25.4% to 24.8% due to expense reductions, which drove an SG&A dollar decline of $96.5 million. On a GAAP basis, SG&A as a percent of sales for the full year increased by 0.4% to 25.9% compared to 25.5% in 2007.
Operating cash flow improved in the fourth quarter by $18.3 million to $219.6 million compared to $201.3 million for the period in the prior year. For the full-year, operating cash flow improved by $128.6 million to $233.6 million from $105.0 million in 2007.
Full-year capital expenditures were $79.9 million compared to $131.3 million in 2007 as management took aggressive action to reduce capital expenditures. In the fourth quarter, capital expenditures totaled $6.2 million and further reduction is planned. Year-end debt totaled $336.2 million compared to debt at the end of 2007 of $554.0 million, a decrease of 39.3%. Inventory productivity improved as the company reduced its 2008 year-end inventory investment to $915.2 million compared to 2007 year-end inventory of $1.24 billion, a 26.3% reduction.
Non-Operating Adjustments

The following table details the non-operating adjustments for the fourth quarter and full year 2008.

Non-Operating Adjustments—$ in millions	Q4 2008	Full Year 2008

Goodwill impairment	$40.3	$40.3
Store asset impairments	$4.2	$35.3
Store closure costs	$9.0	$11.3
Term loan costs	$2.8	$9.8
Severance and other compensation costs	$7.8	$9.9
Strategic alternative costs	$2.2	$7.3
Warrant liability re-measurement	$(12.9)	$(40.1)
Deferred tax asset impairment and other tax items	$(21.4)	$88.2
All other combined	$2.9	$6.5

Total	$34.9	$168.5

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Borders Group Q4/Full Year 2008—3
Borders Superstores

Total sales at Borders superstores in the fourth quarter were $816.1 million, down 14.8% from a year ago. For the full year, total sales were $2.6 billion, down 9.4% from 2007. In the fourth quarter, comparable store-sales decreased by 15.3% at Borders superstores with books generating same-store sales of -11.7% and non-book categories generating same store sales of -21.1% for the period. For the full year, comparable store sales at Borders stores decreased by 10.8% with books generating same-store sales of -8.2% and non-book categories generating same store-sales of -16.1%. Borders.com sales were $26.4 million in the fourth quarter and $45.7 million for 2008, which included eight months of operation.
Operating income on an operating basis in the fourth quarter was $86.5 million compared to $102.1 million for the same period a year ago. On a GAAP basis, operating income in the fourth quarter was $17.1 million compared to $87.4 million the prior year. For the full year, operating income on an operating basis was $17.7 million compared to $56.9 million in 2007. On a GAAP basis, there was an operating loss of $100.9 million compared to income of $30.6 million in 2007.
The company opened one new Borders superstore in the U.S. during the fourth quarter and closed five, ending fiscal 2008 with a total of 515 superstore locations.
Waldenbooks Specialty Retail

Total sales in the fourth quarter at Waldenbooks Specialty Retail stores were $195.6 million, a 14.3% decline compared to the same period in 2007. For the full-year, total segment sales were $480 million, a decline of 14.7% from the prior year. Comparable store sales in the fourth quarter decreased by 4.7% and decreased by 5.1% for the full year.
In the fourth quarter, on an operating basis, operating income was $16.0 million compared to operating income of $26.5 million for the same period in 2007. On a GAAP basis, operating income was $11.5 million compared to $25.5 million for the same period in 2007. For the full year, on an operating basis, the operating loss was $16.7 million compared to an operating loss of $17.3 million for the same period in 2007. On a GAAP basis, the full year operating loss was $27.5 million compared to an operating loss of $21.4 million for the same period in 2007.
The company closed 84 Waldenbooks Specialty Retail locations in the fourth quarter, bringing the fiscal 2008 closure total to 112. Borders Group ended fiscal 2008 with a total of 386 locations in this segment.
International

Total sales within the International segment (which consists primarily of Paperchase) totaled $43.2 million in the fourth quarter, which is down by 21.7% compared to a year ago. Excluding the impact of foreign currency translation, segment sales would have increased by 0.2% for the period. For the full-year, International sales were $136.7 million, down by 5.8% compared to 2007. Excluding the impact of foreign currency translation, sales would have increased by 4.7% for the year.
On an operating basis, operating income for the fourth quarter was $6.0 million compared to income of $7.0 million a year ago. On a GAAP basis, operating income in the fourth quarter was $5.5 million compared to income of $6.6 million the prior year. For the full-year, operating income on an operating basis was $4.5 million compared to $8.4 million in 2007. On a GAAP basis, full-year operating income was $3.7 million compared to $8.0 million in 2007.
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Borders Group Q4/Full Year 2008—4
Outlook

“In this economy, we expect sales trends to continue to be negative throughout 2009 and will manage the business accordingly,” said Marshall. “We have planned only minimal capital expenditures and will continue to hold the line on our deeply reduced cost structure while remaining engaged with our vendors and others as we work to get the company on more firm financial footing. In addition, our efforts to drive the top line and improve margins will continue to intensify as we move forward.”
Next Financial Release

Borders Group plans to issue fiscal first quarter 2009 results May 26 after market close with a conference call for investors the following day, May 27, at 8 a.m. Eastern.
About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading retailer of books, music and movies with more than 25,000 employees. Through its subsidiaries, the company operates approximately 1,000 stores worldwide primarily under the Borders® and Waldenbooks® brand names. For online shopping, visit Borders.com. For more information about the company, visit www.borders.com/media.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projects,” “expect,” “estimated,” “look toward,” “going forward,” “continue,” “maintain,” “planning,” “returning,” “guidance,” “goal,” “will,” “may,” “intend,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial condition and performance (including earnings per share, gross margins and inventory turns, liquidity, same-store sales, cost reduction initiatives, and anticipated capital expenditures and depreciation and amortization amounts) and its cost reduction initiatives and the benefits thereof. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward- looking statements.
These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital-including vendor credit-to fund the company’s operations and to carry out its strategic plans and the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company’s strategic plan.
The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
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Borders Group, Inc. Financial Statements
(amounts in millions, except per share amounts)
Unaudited
Sales and Earnings Summary

	Quarter Ended January 31, 2009 (1)			Quarter Ended February 2, 2008 (1)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis
Borders Superstores	$842.5	$—	$842.5	$957.8	$—	$957.8
Waldenbooks Specialty Retail	195.6	—	195.6	228.3	—	228.3
International	43.2	—	43.2	55.2	—	55.2

Total sales	1,081.3	—	1,081.3	1,241.3	—	1,241.3
Other revenue	6.4	—	6.4	21.1	—	21.1

Total revenue	1,087.7	—	1,087.7	1,262.4	—	1,262.4
Cost of goods sold, including occupancy costs	775.4	18.9	794.3	871.5	6.5	878.0

Gross margin	312.3	(18.9)	293.4	390.9	(6.5)	384.4
Selling, general and administrative expenses	204.0	14.7	218.7	256.1	(0.7)	255.4
Pre-opening expense	0.4	—	0.4	1.2	—	1.2
Goodwill impairment	—	40.3	40.3	—	—	—
Asset impairments and other writedowns	—	7.0	7.0	—	10.4	10.4

Operating Income (loss)	107.9	(80.9)	27.0	133.6	(16.2)	117.4
Interest expense	6.5	(8.4)	(1.9)	10.5	—	10.5

Income (loss) before income taxes	101.4	(72.5)	28.9	123.1	(16.2)	106.9
Income taxes (benefit)	37.6	(37.6)	—	48.8	(9.2)	39.6

Income (loss) from continuing operations	$63.8	$(34.9)	$28.9	$74.3	$(7.0)	$67.3

Loss from operations of discontinued operations (net of tax)	—	—	—	10.4	(5.0)	5.4
Gain on disposal of discontinued operations (net of tax)	—	0.7	0.7	—	(8.0)	(8.0)

Gain from discontinued operations (net of tax)	—	0.7	0.7	10.4	(13.0)	(2.6)

Net Income (loss)	$63.8	$(34.2)	$29.6	$84.7	$(20.0)	$64.7

Diluted EPS from continuing operations	$1.05	$(0.57)	$0.48	$1.26	$(0.12)	$1.14
Diluted EPS from discontinued operations	$—	$0.01	$0.01	$0.18	$(0.22)	$(0.04)
Diluted EPS including discontinued operations	$1.05	$(0.56)	$0.49	$1.44	$(0.34)	$1.10
Diluted weighted avg. common shares	60.6	60.6	60.6	58.8	58.8	58.8

Comparable Store Sales
Borders Superstores	(15.3%)			2.1%
Waldenbooks Specialty Retail	(4.7%)			1.2%
Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended January 31, 2009 (1)			Quarter Ended February 2, 2008 (1)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis
Borders Superstores	77.9%	—%	77.9%	77.2%	—%	77.2%
Waldenbooks Specialty Retail	18.1	—	18.1	18.4	—	18.4
International	4.0	—	4.0	4.4	—	4.4

Total sales	100.0	—	100.0	100.0	—	100.0
Other revenue	0.5	—	0.5	1.7	—	1.7

Total revenue	100.5	—	100.5	101.7	—	101.7
Cost of goods sold, including occupancy costs	71.7	1.7	73.4	70.1	0.6	70.7

Gross margin	28.8	(1.7)	27.1	31.6	(0.6)	31.0
Selling, general and administrative expenses	18.9	1.4	20.3	20.7	(0.1)	20.6
Pre-opening expense	—	—	—	0.1	—	0.1
Goodwill impairment	—	3.7	3.7	—	—	—
Asset impairments and other writedowns	—	0.7	0.7	—	0.8	0.8

Operating Income (loss)	9.9	(7.5)	2.4	10.8	(1.3)	9.5
Interest expense	0.6	(0.8)	(0.2)	0.9	—	0.9

Income (loss) before income taxes	9.3	(6.7)	2.6	9.9	(1.3)	8.6
Income taxes (benefit)	3.4	(3.4)	—	3.9	(0.7)	3.2

Income (loss) from continuing operations	5.9%	(3.3)%	2.6%	6.0%	(0.6)%	5.4%

(1)	The results of Borders Ireland, Books etc., UK Superstores, Borders Australia, Borders New Zealand and Borders Singapore are reported as discontinued operations.

(2)	Results from 2008 were impacted by a number of non-operating items, including deferred tax asset impairments, store asset impairments, goodwill impairment, store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and related tax benefit, as well as income received from a legal settlement. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)	Results from 2007 were impacted by a number of non-operating items, including asset impairments, store closure costs and write-offs related to the Company’s music reduction initiative. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(amounts in millions, except per share amounts)
Unaudited
Sales and Earnings Summary

	Year Ended January 31, 2009 (1)			Year Ended February 2, 2008 (1)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis
Borders Superstores	$2,625.4	$—	$2,625.4	$2,847.2	$—	$2,847.2
Waldenbooks Specialty Retail	480.0	—	480.0	562.8	—	562.8
International	136.7	—	136.7	145.1	—	145.1

Total sales	3,242.1	—	3,242.1	3,555.1	—	3,555.1
Other revenue	33.3	—	33.3	42.3	—	42.3

Total revenue	3,275.4	—	3,275.4	3,597.4	—	3,597.4
Cost of goods sold, including occupancy costs	2,468.9	15.9	2,484.8	2,655.4	12.9	2,668.3

Gross margin	806.5	(15.9)	790.6	942.0	(12.9)	929.1
Selling, general and administrative expenses	803.1	36.5	839.6	899.6	7.4	907.0
Pre-opening expense	2.8	—	2.8	5.0	—	5.0
Goodwill impairment	—	40.3	40.3	—	—	—
Asset impairments and other writedowns	—	57.1	57.1	—	13.0	13.0

Operating Income (loss)	0.6	(149.8)	(149.2)	37.4	(33.3)	4.1
Interest expense	30.2	(24.9)	5.3	43.1	—	43.1

Loss before income taxes	(29.6)	(124.9)	(154.5)	(5.7)	(33.3)	(39.0)
Income taxes (benefit)	(13.4)	43.6	30.2	(5.3)	(13.8)	(19.1)

Loss from continuing operations	$(16.2)	$(168.5)	$(184.7)	$(0.4)	$(19.5)	$(19.9)

Loss from operations of discontinued operations (net of tax)	(1.7)	—	(1.7)	(2.1)	(6.6)	(8.7)
Loss on disposal of discontinued operations (net of tax)	—	(0.3)	(0.3)	—	(128.8)	(128.8)

Loss from discontinued operations (net of tax)	(1.7)	(0.3)	(2.0)	(2.1)	(135.4)	(137.5)

Net loss	$(17.9)	$(168.8)	$(186.7)	$(2.5)	$(154.9)	$(157.4)

Basic EPS from continuing operations	$(0.27)	$(2.80)	$(3.07)	$(0.01)	$(0.33)	$(0.34)
Basic EPS from discontinued operations	$(0.03)	$—	$(0.03)	$(0.03)	$(2.31)	$(2.34)
Basic EPS including discontinued operations	$(0.30)	$(2.80)	$(3.10)	$(0.04)	$(2.64)	$(2.68)
Basic weighted avg. common shares	60.2	60.2	60.2	58.7	58.7	58.7

Comparable Store Sales
Borders Superstores	(10.8%)			1.5%
Waldenbooks Specialty Retail	(5.1%)			2.2%
Sales and Earnings Summary (As Percentage of Total Sales)

	Year Ended January 31, 2009 (1)			Year Ended February 2, 2008 (1)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis
Borders Superstores	81.0%	—%	81.0%	80.1%	—%	80.1%
Waldenbooks Specialty Retail	14.8	—	14.8	15.8	—	15.8
International	4.2	—	4.2	4.1	—	4.1

Total sales	100.0	—	100.0	100.0	—	100.0
Other revenue	1.0	—	1.0	1.2	—	1.2

Total revenue	101.0	—	101.0	101.2	—	101.2
Cost of goods sold, including occupancy costs	76.2	0.5	76.7	74.7	0.4	75.1

Gross margin	24.8	(0.5)	24.3	26.5	(0.4)	26.1
Selling, general and administrative expenses	24.8	1.1	25.9	25.4	0.1	25.5
Pre-opening expense	—	—	—	0.1	—	0.1
Goodwill impairment	—	1.2	1.2	—	—	—
Asset impairments and other writedowns	—	1.8	1.8	—	0.4	0.4

Operating Loss	—	(4.6)	(4.6)	1.0	(0.9)	0.1
Interest expense	0.9	(0.8)	0.1	1.2	—	1.2

Loss before income taxes	(0.9)	(3.8)	(4.7)	(0.2)	(0.9)	(1.1)
Income taxes (benefit)	(0.4)	1.3	0.9	(0.2)	(0.3)	(0.5)

Loss from continuing operations	(0.5)%	(5.1)%	(5.6)%	—%	(0.6)%	(0.6)%

(1)	The results of Borders Ireland, Books etc., U.K. Superstores, Borders Australia, Borders New Zealand and Borders Singapore are reported as discontinued operations.

(2)	Results from 2008 were impacted by a number of non-operating items, including deferred tax asset impairments, store asset impairments, goodwill impairment, store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and the related tax benefit, as well as income received from a legal settlement and a landlord lease termination. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)	Results from 2007 were impacted by a number of non-operating items, including asset impairments, store closure costs and write-offs related to the Company’s music reduction initiative. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	January 31,	February 2,
	2009	2008
Assets
Cash and cash equivalents	$53.6	$58.5
Merchandise inventories	915.2	1,242.0
Other current assets	102.4	103.5
Current assets of discontinued operations(1)	—	102.0
Property and equipment, net	494.2	592.8
Other assets and deferred charges	43.4	109.8
Goodwill	0.2	40.5
Noncurrent assets of discontinued operations	—	53.6

Total assets	$1,609.0	$2,302.7

Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$329.8	$548.6
Trade accounts payable	350.0	511.9
Other current liabilities	313.9	349.8
Current liabilities of discontinued operations	—	57.5
Long-term debt	6.4	5.4
Other long-term liabilities	345.8	325.0
Noncurrent liabilities of discontinued operations	—	25.4

Total liabilities	1,345.9	1,823.6
Minority interest	0.5	2.2
Total stockholders’ equity	262.6	476.9

Total liabilities, minority interest and stockholders’ equity	$1,609.0	$2,302.7

1.	Includes $2.5 million of cash and cash equivalents as of February 2, 2008.

Certain reclassifications have been made to conform to current year presentation.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Statements of Cash Flows

	Quarter Ended		Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
CASH PROVIDED BY (USED FOR):
OPERATIONS
Income (loss) from continuing operations	$28.9	$67.3	$(184.7)	$(19.9)
Adjustments to reconcile loss from continuing operations to operating cash flows:
Depreciation	24.7	29.5	107.1	103.7
Stock-based compensation cost	(2.0)	1.7	3.0	5.1
Change in other long-term assets, liabilities and deferred charges	13.9	(2.1)	45.1	2.0
Goodwill impairment	40.3	—	40.3	—
Asset impairment and other writedowns	7.0	10.4	57.1	13.0
Decrease in inventories	340.8	318.4	321.4	52.2
Decrease in accounts payable	(263.7)	(232.1)	(160.2)	(59.2)
Cash provided by other current assets and other current liabilities	29.7	8.2	4.5	8.1

Net cash provided by operating activities of continuing operations	219.6	201.3	233.6	105.0
INVESTING
Capital expenditures	(6.2)	(26.6)	(79.9)	(131.3)
Investment in Paperchase	(3.6)	(0.8)	(3.6)	(0.8)
Proceeds from the sale of discontinued operations	2.8	—	97.3	20.4

Net cash (used for) provided by investing activities of continuing operations	(7.0)	(27.4)	13.8	(111.7)
FINANCING
Net (repayment of) funding from debt and financing obligations	(190.6)	(241.6)	(219.2)	43.4
Issuance and repurchase of common stock	(0.4)	0.2	(0.1)	3.4
Net (repayment of) funding from long-term debt	(0.9)	0.4	(0.2)	0.4
Net (repayment of) funding from long-term capital lease obligations	(1.0)	(0.2)	(0.4)	(0.4)
Cash dividends paid	—	—	(6.5)	(19.4)

Net cash (used for) provided by financing activities of continuing operations	(192.9)	(241.2)	(226.4)	27.4
Effect of exchange rates on cash and equivalents	(0.9)	0.7	(0.9)	0.8
Net cash (used for) provided by discontinued operations	(2.0)	64.0	(25.0)	(60.6)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	16.8	(2.6)	(4.9)	(39.1)

Cash and equivalents at beginning of period	38.4	61.1	58.5	97.6

Cash and equivalents at end of period	$53.6	$58.5	$53.6	$58.5

Store Activity Summary

	Quarter Ended		Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Borders Superstores
Beginning number of stores	519	510	509	499
Openings	1	6	12	18
Closings	(5)	(7)	(6)	(8)

Ending number of stores	515	509	515	509

Ending square footage (in millions)	12.8	12.6	12.8	12.6

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	467	521	490	564
Openings—Airport stores	3	—	8	1
Closings	(84)	(31)	(112)	(75)

Ending number of stores	386	490	386	490

Ending square footage (in millions)	1.4	1.9	1.4	1.9

(1)	Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended January 31, 2009			Quarter Ended February 2, 2008
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders Superstores
Sales	$842.5	$—	$842.5	$957.8	$—	$957.8
Depreciation expense	19.8	—	19.8	24.4	—	24.4
Operating income (loss)	86.5	(69.4)	17.1	102.1	(14.7)	87.4

Waldenbooks Specialty Retail
Sales	$195.6	$—	$195.6	$228.3	$—	$228.3
Depreciation expense	3.7	—	3.7	3.5	(0.6)	2.9
Operating income (loss)	16.0	(4.5)	11.5	26.5	(1.0)	25.5

International (3)
Sales	$43.2	$—	$43.2	$55.2	$—	$55.2
Depreciation expense	1.2	—	1.2	1.6	0.6	2.2
Operating income (loss)	6.0	(0.5)	5.5	7.0	(0.4)	6.6

Corporate (4)
Operating loss	$(0.6)	$(6.5)	$(7.1)	$(2.0)	$(0.1)	$(2.1)

Consolidated (3)
Sales	$1,081.3	$—	$1,081.3	$1,241.3	$—	$1,241.3
Depreciation expense	24.7	—	24.7	29.5	—	29.5
Operating income (loss)	107.9	(80.9)	27.0	133.6	(16.2)	117.4

	Year Ended January 31, 2009			Year Ended February 2, 2008
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders Superstores
Sales	$2,625.4	$—	$2,625.4	$2,847.2	$—	$2,847.2
Depreciation expense	90.7	—	90.7	90.0	0.2	90.2
Operating income (loss)	17.7	(118.6)	(100.9)	56.9	(26.3)	30.6

Waldenbooks Specialty Retail
Sales	$480.0	$—	$480.0	$562.8	$—	$562.8
Depreciation expense	10.6	—	10.6	8.3	(0.6)	7.7
Operating loss	(16.7)	(10.8)	(27.5)	(17.3)	(4.1)	(21.4)

International (3)
Sales	$136.7	$—	$136.7	$145.1	$—	$145.1
Depreciation expense	5.8	—	5.8	5.2	0.6	5.8
Operating income (loss)	4.5	(0.8)	3.7	8.4	(0.4)	8.0

Corporate (4)
Operating loss	$(4.9)	$(19.6)	$(24.5)	$(10.6)	$(2.5)	$(13.1)

Consolidated (3)
Sales	$3,242.1	$—	$3,242.1	$3,555.1	$—	$3,555.1
Depreciation expense	107.1	—	107.1	103.5	0.2	103.7
Operating income (loss)	0.6	(149.8)	(149.2)	37.4	(33.3)	4.1

(1)	Results from 2008 were impacted by a number of non-operating items, including deferred tax asset impairments, store asset impairments, goodwill impairment, store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and the related tax benefit, as well as income received from a legal settlement and a landlord lease termination. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)	Results from 2007 were impacted by a number of non-operating items, including asset impairments, store closure costs and write-offs related to the Company’s music reduction initiative. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)	Excludes the results of discontinued operations (Borders Ireland, Books etc., UK Superstores, Borders Australia, Borders New Zealand and Borders Singapore).

(4)	The Corporate segment includes various corporate governance costs and corporate incentive costs.